Exhibit 99.1

PondelWilkinson Inc.
Investor Relations	1880 Century Park East, Suite 350
Strategic Public Relations	Los Angeles, CA 90067
	T	(310) 279 5980
	F	(310) 279 5988
	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

NEWS RELEASE		Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE CORPORATION TO ACQUIRE AMERICAN FRUITS & FLAVORS

CORONA, Calif. — February 23, 2016 — Monster Beverage Corporation (NASDAQ: MNST) announced today that it has entered into a definitive agreement to acquire flavor supplier and long-time business partner, American Fruits & Flavors (“AFF”), in a transaction that will bring Monster’s primary flavor supplier in-house, secure the intellectual property of Monster’s most important flavors in perpetuity and further enhance its flavor development and global flavor footprint capabilities.

Pursuant to the terms of the transaction, Monster will purchase AFF for $690 million. Upon closing the transaction, Monster will acquire approximately $87 million of adjusted operating income for the twelve months ended December 31, 2015. The transaction, which is expected to close in the first quarter of 2016, is subject to customary closing conditions.

“It is important to acknowledge this transaction represents much more than the acquisition of AFF,” said Fred Farago, Founder and President of AFF. “We view today’s announcement as the integration of two companies that have enjoyed a tremendously symbiotic relationship over many years. We look forward to joining the highly respected and experienced Monster team to help the company further enhance its position as a global leader in the industry.”

The acquisition brings Monster’s primary flavor supplier in-house and secures Monster’s ownership of the unique intellectual property created with AFF for its flagship Monster Energy® energy drinks as well as several other key flavors in its beverage portfolio.

“It is with great pleasure that we announce the acquisition of AFF as it marks a tremendous step in the continuing evolution of Monster,” said Rodney C. Sacks, Chairman and Chief Executive Officer of Monster. “Not only have we secured the intellectual property of our flagship green energy drink and many of our other key flavors, but we are also partnering with an organization I have personally worked with and known for over 20 years,” Sacks said. “This transaction provides Monster a unique opportunity to leverage new flavor technologies and differentiate ourselves from our largest competitors who do not have these capabilities.”

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Sacks added that AFF’s history of superb customer satisfaction, service and flavors expertise seamlessly complements Monster’s business while providing an excellent platform for continued innovation.

“The transaction is strategic to Monster and presents a unique opportunity for us to take ownership of our most important flavors. It is also beneficial from a growth perspective and enhances earnings per share,” said Hilton H. Schlosberg, Monster’s Vice Chairman and President. “We have taken an important step by integrating our existing and new flavor development and flavor production under the umbrella of our ownership and are confident AFF will act as a catalyst for further success,” Schlosberg added.

The transaction also provides Monster with an opportunity to more effectively and profitably deploy AFF’s flavor keys and intellectual property in Monster’s growing international supply chain strategy.

The two companies have worked closely together since the mid-1990’s in developing new products and taste profiles. AFF has grown at an approximately 8% organic revenue CAGR over the last four years, with Monster as its largest customer, representing approximately 87% of AFF’s revenues in 2015. As a result of their highly integrated and close historical working relationship, the companies expect a seamless integration.

The acquisition is expected to be accretive to Monster’s earnings during 2016.

Barclays served as financial advisor and Jones Day served as legal advisor to Monster. Lazard served as financial advisor and Sheppard, Mullin, Richter & Hampton LLP served as legal advisor to American Fruits & Flavors.

About Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra® energy drinks. For more information, visit www.monsterbevcorp.com.

About American Fruits & Flavor

American Fruits & Flavors (“AFF”), is a leading industrial supplier engaging in the development, production and marketing of high quality flavors, flavor systems, juices, concentrates, natural sweeteners and fruit-based products to a global customer base. AFF operates via two integrated and complementary divisions, both of which have the capability to develop custom products for customers: a Flavors division and a Juice Operations division. Headquartered in Pacoima and Los Angeles, California, the Company was founded in 1962 by Fred Farago. For more information, visit http://www.americanfruits-flavors.com.

Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. For a more detailed discussion of the risks that could affect our operating results, see our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our subsequently filed quarterly reports on Form 10-Q. The Company’s actual results could differ materially from those contained in the forward-looking statements, including with respect to the repurchase program. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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